Exhibit 99.1

HALLADOR ENERGY REPORTS 2019 3rd

QUARTER FINANCIAL AND OPERATING RESULTS

TERRE HAUTE, Ind., Nov. 4, 2019 /PRNewswire/ -- Hallador Energy Company (Nasdaq: HNRG) reports financial and operating results for the quarter ended September 30, 2019.   Hallador filed its Form 10-Q after the markets closed today.

Brent Bilsland, President and Chief Executive Officer, commented, "I am pleased that we are still on pace for record shipments for the year and that we experienced record production in October ending the higher cost issues that plagued us in the third quarter.  We are entering our sales season in a position of strength with 75% sold for the next 3 years."

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STRONG SHIPMENTS IN Q3

   - 2.1 million tons of coal were shipped in the 3rd quarter and we anticipate shipping 2.0 million tons in Q4. Thus, Sunrise Coal is on pace to ship a record 8 million tons in 2019.

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Q3 2019 NET LOSS OF $3.7 MILLION, ($0.12) PER SHARE, CAUSED BY INCREASED COSTS DUE TO THREE TEMPORARY EVENTS

   - First, Oaktown 2 experienced challenging mining conditions during the quarter, but was able to overcome and improve production by early October.

   - Second, Carlisle has been working hard to reduce its cost structure since re-opening in July 2018. In October, units were relocated, and both production and recovery have improved dramatically. The Carlisle Mine experienced record production, up 40%, in the month of October.

   - Lastly, at our Ace in the Hole Mine, a planned new box cut development in a new mining area led to low production in the quarter.

     The confluence of these three temporary events increased our costs $3.86/ton during the quarter.  We believe these events to be isolated to the 3rd quarter as we experienced record production in the month of October, thus we anticipate our cost structure returning to our historical sub $30/ton cost structure.

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75% SOLD THROUGH 2022 = GREAT CASH FLOW VISIBILITY

   - When looking at the remainder of 2019 through 2022, 19.6 million tons are sold. Thus, we have ~75% of our sales contracted over the next three plus years at an 8.0 million-ton annualized pace.

   - Our Sunrise coal subsidiary grew from 9 customers in 3 states in 2018 to a peak of 17 customers in 7 states in 2019. We continue to see opportunities to add customers in future years.

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NEW CREDIT FACILITY IN PLACE FOR NEXT FOUR YEARS

   - Once our banking partners reviewed our solid sales position, and could clearly see our future cash flows, they agreed to extend our credit facility to September 2023 and reduce our interest rate by 50 basis points. We have improved our low-cost capital structure at a time when others in the industry only have access to capital at exorbitant prices.

The table below represents some of our critical metrics (in thousands except for per ton data):

	Nine Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Net Income (loss)	$(67)	$5,023	(3,723)	$2,914
Total Revenues	$244,719	$203,829	83,096	$79,722
Tons Sold	6,055	5,146	2,118	1,962
Average Price per Ton	$39.51	$39.40	39.13	$40.29
Bank Debt	$172,000	$199,975	172,000	$199,975
Operating Cash Flow	$36,323	$30,295	12,612	$14,419
Adjusted EBITDA*	$52,109	$55,363	10,451	$18,239
Adjusted Free Cash Flow **	$21,695	$28,200	1,100	$9,267

*Defined as EBITDA plus stock-based compensation and ARO accretion, less the effects of our equity method investments and Hourglass Sands.

**Defined as net income plus deferred income taxes, DD&A, ARO accretion, and stock compensation, less maintenance capex and the effects of our equity method investments.

EBITDA, adjusted EBITDA, and adjusted free cash flow should not be considered alternatives to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing EBITDA, adjusted EBITDA, and adjusted free cash flow may not be the same method used to compute similar measures reported by other companies.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial and analytical framework upon which management bases financial, operation, compensation, and planning decisions, and (iii) present measurements that investors, rating agencies, and debt holders have indicated are useful in assessing our results.

Reconciliation of GAAP "net income" to non-GAAP "adjusted EBITDA" (in thousands).

	Nine Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$(67)	$5,023	$(3,723)	$2,914
Income tax benefit	(3,318)	(546)	(3,473)	(589)
Loss from Hourglass Sands	438	871	47	314
Loss from equity method investments	350	198	184	42
DD&A	35,598	32,759	11,774	10,810
ARO accretion	943	866	320	293
Loss (gain) on impairment & disposal of assets	(99)	576	1	4
Loss (gain) on marketable securities	(334)	60	14	(134)
Interest Expense	13,546	10,284	3,558	3,261
Other amortization	3,614	2,517	1,323	935
Stock-based compensation	1,438	2,755	426	389
Adjusted EBITDA	$52,109	$55,363	$10,451	$18,239

Reconciliation of GAAP "net income" to non-GAAP "adjusted free cash flow" (in thousands).

	Nine Months Ended September 30,		Three Months Ended September 30,
	2019	2018	2019	2018
Net income (loss)	$(67)	$5,023	$(3,723)	$2,914
Loss from equity method investments	350	198	184	42
Deferred income tax benefit	(2,741)	(120)	(3,047)	(385)
DD&A	35,612	32,764	11,778	10,815
ARO accretion	943	866	320	293
Deferred financing costs amortization	1,628	1,482	543	542
Change in fair value of interest rate swaps	3,018	136	162	(708)
Loss (gain) on impairment & disposal of assets	(99)	576	1	4
Maintenance capex	(18,373)	(15,469)	(5,537)	(4,639)
Stock-based compensation less taxes paid	1,424	2,744	419	389
Adjusted Free Cash Flow	$21,695	$28,200	$1,100	$9,267

Conference Call

As previously announced our earnings conference call for financial analysts and investors will be held on Tuesday, November 5, 2019, at 2:00 pm eastern time.  Dial-in numbers for the live conference call are as follows:

Toll-free (888) 347-5317
Canadian Callers Toll-free (855) 669-9657
Conference ID #: Hallador Energy Company HNRG Call

An audio replay of the conference call will be available for one week. To access the audio replay, dial US Toll-Free (877) 344-7529; Canada Toll-Free (855) 669-9658 and request to be connected to replay access code 10130751.

Hallador is headquartered in Terre Haute, Indiana and through its wholly owned subsidiary, Sunrise Coal, LLC, produces coal in the Illinois Basin for the electric power generation industry. To learn more about Hallador or Sunrise, visit our website at www.halladorenergy.com.

CONTACT: Investor Relations, Phone: (303) 839-5504